UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2019

CHART INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11442	34-1712937
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3055 Torrington Drive Ball Ground, Georgia	30107
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (770) 721-8800

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01	GTLS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Common Stock Offering

On June 14, 2019, Chart Industries, Inc. (“Chart”) issued and sold an aggregate of 4,025,000 shares of common stock, $0.01 par value per share (the “Common Stock”), which included the full exercise of the underwriters’ option to purchase additional shares, pursuant to an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC, and the several underwriters named in Schedule 1 thereto (collectively, the “Underwriters”). The offering of Common Stock was made pursuant to Chart’s effective registration statement on Form S-3 (File No. 333-232049) initially filed with the Securities and Exchange Commission (the “SEC”) on June 10, 2019 and a related prospectus supplement.

The Underwriting Agreement contains customary representations, warranties and agreements by Chart. Additionally, Chart has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make due to any such liabilities.

Chart estimates that the net proceeds from the sale of Common Stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by Chart, will be approximately $286.3 million. Chart expects to use the net proceeds from the sale of Common Stock (together with borrowings under its new credit facilities) to finance Chart’s previously announced acquisition of the Industrial Air-X-Changers business of Harsco Corporation (the “Acquisition”) and to pay related fees and expenses. If the Acquisition is not consummated for any reason, Chart expects to use the net proceeds from the offering for general corporate purposes, which may include repayment of indebtedness or to fund future acquisitions.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

Debt Financing

On June 14, 2019, Chart entered into the Fourth Amended and Restated Credit Agreement (the “New Credit Agreement”) by and among Chart, Chart Industries Luxembourg S.à.r.l. (“Chart Lux”), Chart Asia Investment Company Limited (“Chart Asia”, together with Chart Lux and Chart, the “Borrowers”), the other foreign borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A.

The New Credit Agreement provides for (i) a $450 million term loan facility (the “New Term Loan Facility”) and (ii) a revolving credit facility (the “New Revolving Credit Facility” and, together with the New Term Loan Facility, the “New Credit Facilities”) in a principal amount of up to $550 million, which includes a $100 million sublimit for letters of credit, a $250 million sublimit for discretionary letters of credit and a $50 million sublimit for swingline loans. Under the terms of the New Credit Agreement, Chart may, subject to the satisfaction of certain conditions, request increases in the revolving credit facility commitments and term loans in an aggregate principal amount of up to $450 million or a lesser amount in integral multiples of $25 million to the extent existing or new lenders agree to provide such increased or additional commitments, as applicable. The proceeds of the New Credit Facilities are to be used (i) to fund the Acquisition and related transaction costs, (ii) to refinance existing indebtedness, (iii) for working capital and (iv) for general corporate purposes. The New Credit Facilities have a five year maturity.

The New Credit Facilities bear interest at the Borrowers’ election, at a base rate plus an “applicable margin” (as described below) or LIBOR plus an applicable margin. Swingline loans bear interest at a base rate plus an applicable margin. The base rate, for any day, is a floating rate that is the greatest of the prime rate in effect on such day, the NYFRB rate (defined as the greater of the federal funds effective rate and the overnight bank funding rate) in effect on such day plus 50 basis points, and the adjusted LIBOR rate for a one month interest period in dollars on such day plus 100 basis points. The “applicable margin” is determined on a leveraged-based sliding scale which ranges from 25 to 125 basis points for base rate loans and 125 basis points to 225 basis points for LIBOR loans. The Borrowers are required to pay commitment fees on any unused commitments under the New Credit Agreement which is determined on a leverage-based sliding scale ranging from 20 basis points to 35 basis points. Interest and fees are payable on a quarterly basis (or if earlier, at the end of each interest period with respect to any LIBOR loans).

The obligations of the Borrowers under the New Credit Agreement are guaranteed by each of the Borrowers’ material domestic subsidiaries, subject to certain exceptions (such material domestic subsidiaries, together with the Borrowers collectively, the “Credit Parties”). The obligations of the Credit Parties under the New Credit Agreement and the other loan documents delivered in connection therewith are secured by a first priority security interest in substantially all of the existing and future personal property of the Credit Parties, including, without limitation, 65% of the voting capital stock of certain of the Credit Parties’ direct foreign subsidiaries, subject to certain exceptions.

The New Credit Agreement contains customary representations and warranties and certain covenants that limit (subject to certain exceptions) the ability of Chart and its subsidiaries to, among other things, (i) incur or guarantee additional indebtedness, (ii) incur or suffer to exist liens, (iii) make investments, (iv) consolidate, merge or transfer all or substantially all of their assets, (v) sell assets, (vi) pay dividends or other distributions on, redeem or repurchase capital stock, (vii) enter into transactions with affiliates, (viii) amend, modify, prepay or redeem certain indebtedness, (ix) enter into certain restrictive agreements, (x) engage in a new line of business, and (xi) enter into sale leaseback transactions.

In addition, the New Credit Agreement contains financial maintenance covenants that, as of the last day of any fiscal quarter ending on and after June 30, 2019, (i) require the ratio of the amount of Chart and its subsidiaries’ consolidated total net indebtedness to consolidated EBITDA to be less than specified maximum ratio levels and (ii) require the ratio of the amount of Chart and its subsidiaries’ consolidated EBITDA to consolidated cash interest expense to be greater than a specified minimum ratio level.

The New Credit Agreement also contains customary events of default. If such an event of default occurs, the lenders thereunder would be entitled to take various actions, including the acceleration of amounts due under the New Credit Agreement and all actions permitted to be taken by a secured creditor.

The description of the New Credit Agreement is qualified in its entirety by reference to the New Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On June 18, 2019, Chart posted a slide presentation to its investor relations website. Company management is using this slide presentation in connection with customary investor meetings beginning on June 18, 2019. Chart’s presentation is furnished as Exhibit 99.1.

Chart notes that it may, from time to time, announce material business and financial information to investors using its investor relations website (www.chartindustries.com), filings with the SEC, press releases, public conference calls and webcasts. Chart uses these media, including its investor relations website, to communicate to the public about Chart and other issues. It is possible that the information that Chart makes available may, from time to time, be deemed to be material information. Therefore, Chart encourages investors, the media and others interested in Chart to review the information it makes available on its investor relations website.

The information in this Item 7.01 to this Current Report on Form 8-K, including Exhibit 99.1, is furnished and shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 12, 2019, by and among Chart Industries, Inc., J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and the several underwriters named in Schedule 1 thereto.

5.1	Opinion of Winston & Strawn LLP, dated June 14, 2019.

10.1	Fourth Amended and Restated Credit Agreement, dated June 14, 2019, by and among Chart Industries, Inc., Chart Industries Luxembourg S.à.r.l., Chart Asia Investment Company Limited, the other foreign borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A.

23.1	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

99.1	Investor presentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chart Industries, Inc.

Date: June 18, 2019	By:	/s/ Jillian C. Evanko
	Name:	Jillian C. Evanko
	Title:	President and Chief Executive Officer